Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of April 16, 2020 and effective as of April 1, 2020 (the “Amendment Effective Date”), is entered into by and between LiveXLive Media, Inc., a Delaware corporation (the “Company”), and Michael Zemetra (the “Executive”). The Company and the Executive shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of April 13, 2018, as amended by Amendment No. 1, dated as of March 31, 2019 (as amended, the “Employment Agreement”);

WHEREAS, the Parties now desire to amend the Employment Agreement as set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Employment Agreement, the Employment Agreement may be amended by the Parties pursuant to a written instrument duly executed by each of the Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Employment Agreement.

(a) Section 2 of the Employment Agreement is hereby amended by inserting the bold, underlined, italicized text and deleting the stricken through text as follows:

“Term. This Agreement is effective as of the Effective Date. The Company agrees to employ Executive in accordance herewith during the period starting on the Effective Date and ending on and inclusive of the date ~~two~~ four (~~2~~4) years thereafter, subject to any earlier termination of Executive’s employment hereunder pursuant to Section 7. The period starting on the Effective Date and ending on and inclusive of the date ~~two~~ four (~~2~~4) years thereafter, regardless of any termination of Executive’s employment hereunder, is referred to herein as the “Term”. The period starting on the Effective Date and ending on and inclusive of the earlier of (a) the date ~~two~~four (4~~2~~) years thereafter, and (b) the Termination Date (as defined in Section 8.1) is referred therein as the “Employment Period”.”

(b) Section 5.1 of the Employment Agreement is hereby amended by inserting the bold, underlined text and deleting the stricken through text as follows:

“Base Salary. During the Employment Period, the Company shall pay to Executive a cash base salary at the following applicable rates: ~~of~~ (i) $275,000 per annum during the period starting on the Effective Date and ending on March 31, 2020; (ii) from and after April 1, 2020, at the rate of not less than Three Hundred Twenty Five Thousand Dollars ($325,000) per annum; and (iii) in the event of a consummation of a Strategic Opportunity (as defined below), from and after April 1, 2021, at the rate of not less than Three Hundred Seventy Five Thousand Dollars ($375,000) per annum). During the Employment Period the Board (or the Compensation Committee) shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary. Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary.” The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments. Strategic Opportunity shall have the meaning set forth in Amendment No. 2 to the Employment Agreement, dated as of April 16, 2020.”

(c) In addition to the Base Salary and the Performance Bonus as defined in the Employment Agreement, the Company shall pay to Executive the following bonuses: (i) a one-time bonus in an amount equal to 50% of the Base Salary in effect as of April 1, 2020 (the “Strategic Bonus”) promptly after the date on which the Company consummates during the Employment Period a material acquisition (the “Strategic Opportunity”), if any; provided, that the that the Company’s board of directors (the “Board”) shall in good faith determine in its sole discretion whether such acquisition is material for purposes hereof; provided, further, that the Board or the Compensation Committee thereof shall determine in its sole discretion whether the Strategic Bonus shall be paid in cash and/or shares of the Company’s common stock at the time that the Strategic Bonus is earned, if any; and (ii) a one-time cash bonus in an amount equal to One Hundred Thousand Dollars ($100,000) (the “Special Event Bonus”) in a single lump sum payment promptly after the date on which the Company and/or its subsidiaries consummate during the Employment Period public and/or private financings of the Company’s equity, convertible and/or debt securities in an aggregate amount in excess of $35,000,000 (the “Minimum”) during any 12-month consecutive period commencing after the Amendment Effective Date; provided, that any government loans and/or grants that the Company and/or its subsidiaries may receive shall not be counted for the purpose of determining if the Minimum has been reached. If the conditions for the payment of the Strategic Bonus are satisfied as provided herein, the Strategic Bonus shall be guaranteed whether or not the Board and/or the Compensation Committee determines that the Company’s bonus plan for its executive officers and senior management for the Company’s fiscal year ending March 31, 2021 shall pay out less than 100% of the target. The Strategic Bonus and Special Event Bonus shall in aggregate count towards (not in addition to) the payment of the Performance Bonus, if any, to the executive for the Company’s fiscal year ending March 31, 2021.

(d) In addition to any other equity-based compensation or equity awards that the Company has granted to the Executive prior to the date hereof, the Company shall grant to the Executive, as soon as practicable following the date hereof, under the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”) three hundred thousand (300,000) of the Company’s restricted stock units (the “RSUs”). The RSUs grant will be evidenced by the Company’s standard Restricted Stock Units Agreement that will specify such other terms and conditions as the Company’s board of directors (the “Board”), in its sole discretion, will determine in accordance with the terms and conditions of the Plan, including all terms, conditions and restrictions related to the grant and the form of payout. The RSUs shall vest as follows: 162,500 RSUs shall vest on the thirteen (13) month anniversary of the Amendment Effective Date (the “Initial Vesting Date”) and the remaining RSUs shall vest thereafter on each successive monthly anniversary of the Initial Vesting Date in an amount of 12,500 RSUs each (each, a “Subsequent Vesting Date” and collectively with the Initial Vesting Date, each a “Vesting Date”), with the last tranche to vest on April 13, 2022 (inclusive), provided that the Executive is continuously employed by the Company through the applicable Vesting Date (except as otherwise provided in Article 8 of the Employment Agreement). In the event of a Change of Control (as defined in the Employment Agreement), if the Executive remains employed by the Company through the date immediately before the date of a Change of Control, any unvested RSUs shall vest immediately prior to such event. Each vested RSU shall be settled by delivery to the Executive of one share of common stock, $0.001 par value per share (the “Common Stock”), of the Company per vested RSU as soon as practicable after the first to occur of: (i) the date of a Change of Control, (ii) the end of the Employment Period (as defined in the Employment Agreement), (iii) the date of Executive’s death and (iv) the date of Executive’s Disability (as defined in the Employment Agreement) (in any case, the “Settlement Date”). Upon the Settlement Date, the Executive shall be entitled, at his discretion and to the extent permitted by applicable law and the Company’s Insider Trading Policy, to satisfy his tax obligations arising in connection with the settlement of his vested RSUs through the sale by the Executive in the open market of a number of shares of Common Stock underlying the vested RSUs up to the maximum applicable withholding rate. As permitted by law and subject to any required consents (including under any applicable agreements of the Company), on or before each Settlement Date, the Company shall use its commercially reasonable efforts to file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) to allow Executive (and if permitted by the Company, other executives) to settle a number of vested RSUs sufficient to cover his employment tax obligation arising in connection with the settlement of his vested RSUs in the open market pursuant to such Form S-8. By signing this Amendment, Executive acknowledges receipt and understands the terms of the Company’s Insider Trading Policy. The Company may withhold from any amounts payable hereunder any applicable federal, state, and local taxes that the Company is required withhold pursuant to any applicable law.

(e) Section 8.4(c) of the Employment Agreement is hereby amended by inserting the bold, underlined, italicized text and deleting the stricken through text as follows:

“If such termination occurs after the first six (6) months from the Effective Date, subject to timely execution (without revocation by Executive or personal representative or the legal representative of his estate, in the event of his incapacity or death, respectively) of a Release pursuant to Section 8.6 and continued compliance with Exhibit A, continued payment of Executive’s annual Base Salary and Pro Rata Bonus for the period from the Termination Date through the lesser of twelve~~six~~ (12~~6~~) months or the period through and inclusive of the last day of the Term as if Executive’s employment had not terminated (the “Continuation Period”), payable to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments (with the Pro-Rata Bonus being paid at the same time Annual Bonuses are paid to other senior executives);”

(f) Section 8.4(d) of the Employment Agreement is hereby amended by inserting the following text at the end of such section:

“Notwithstanding the foregoing, any Equity Compensation (as defined below) (and the shares of Common Stock underlying such Equity Compensation) that shall vest pursuant to this Section shall be subject to a lock-up of twelve (12) months from the vesting date as provided by this Section (the “Early Vesting Lock-Up Period”), provided, that the Early Vesting Lock-Up Period shall terminate upon a Change of Control. During the Early Vesting Lock-Up Period, Executive agrees to the agreements and restrictions set forth in Exhibit D attached hereto. Subsequent to the expiration of the Early Vesting Lock-Up Period, for a period of one year, Executive shall not be permitted or have the right to sell on each trading day the number of shares of Common Stock underlying the Equity Compensation (and the shares of Common Stock underlying such Equity Compensation) that is more than the greater of (x) 10% of such trading day’s daily trading volume and (y) 10,000 shares, as adjusted for any stock dividend, stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities occurring after the April 16, 2020 (the “Daily Trading Limit”); provided, that the Daily Trading Limit shall not apply to the Company’s equity securities purchased by Executive in open market transactions. Notwithstanding the foregoing, in connection with any Equity Compensation (and the shares of Common Stock underlying such Equity Compensation) that shall vest pursuant to this Section, the Executive shall be entitled, at his discretion and to the extent permitted by applicable law and the Company’s Insider Trading Policy (to the extent applicable to the Executive), to satisfy his tax obligations arising in connection with the settlement or grant of the vested Equity Compensation (and the shares of Common Stock underlying such vested Equity Compensation) through the sale by the Executive in the open market of a number of shares of Common Stock underlying the vested Equity Compensation (and the shares of Common Stock underlying such vested Equity Compensation) up to the maximum applicable withholding rate. “Equity Compensation” means all equity compensation or other equity awards granted pursuant to this Agreement or by the Company or any member of the Company Group to Executive on or after April 1, 2020 (including without limitation any restricted stock, restricted stock units, stock appreciation rights and stock options).”

(g) The Employment Agreement is hereby amended by inserting Exhibit D attached hereto at the end of the Employment Agreement. Such Exhibit D shall be incorporated by reference into and shall be made a part of the Employment Agreement.

(h) Except for the amendments expressly set forth in this Section 1, the text of the Employment Agreement shall remain unchanged and in full force and effect.

Section 2. Miscellaneous. The provisions of Sections 8.8 and 9 of the Employment Agreement are incorporated herein by reference.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have entered into and signed this Amendment as of the date and year first above written.

COMPANY:

LiveXLive Media, Inc.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

EXECUTIVE:

Michael Zemetra

/s/ Michael Zemetra
(signature)

EXHIBIT “D”

EARLY VESTING LOCK-UP PERIOD RESTRICTIONS

During the Early Vesting Lock-Up Period, Executive will not, directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale, lend or otherwise dispose of or transfer any Common Stock received under Section 8.4(d) of the Agreement (whether as a result of exercise, settlement or otherwise) (the “Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”); provided, however, that if the Company engages in an underwritten public offering of its equity or convertible securities prior to the end of the Early Vesting Lock-Up Period, the managing underwriter may waive the balance of the Early Vesting Lock-Up Period if requested by the Company in its sole and absolute discretion. The foregoing restrictions are expressly agreed to preclude Executive from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the Securities of Executive during the Early Vesting Lock-Up Period, even if such Securities would be disposed of by someone other than Executive. Executive may sell some or all of the Securities with the Company’s prior written consent, so long as the purchaser complies with the provisions of the Agreement and this Exhibit D.

In addition, during the Early Vesting Lock-Up Period, Executive will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to shares of Common Stock or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of Common Stock or otherwise seek to hedge Executive’s position in the Common Stock.

Notwithstanding anything contained herein to the contrary: (i) Executive shall be permitted to engage in transactions relating to shares of Common Stock acquired in open market transactions; and (ii) Executive shall be permitted to engage in any Disposition (x) where such Disposition is in connection with estate planning purposes or by will or intestacy, including, without limitation to an inter-vivos trust and the transferee takes title to such shares subject to the restrictions on transfer set forth in this Agreement, (y) upon the written approval of the Company and the lead underwriter in any underwritten public offering of Company’s securities for gross proceeds to the Company of at least $50 million, or (z) where such Disposition is to an affiliate of Executive (including entities wholly owned by Executive or one or more trusts where such Executive is the grantor of such trust(s)), and with respect to each clause (x) through (z) above (inclusive), as long as such transferee agrees to the same lock-up terms and conditions as set forth in the Agreement and in this Exhibit D.

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